THE GABELLI DIVIDEND & INCOME TRUST (the "Fund")

EXHIBIT TO ITEM 77O

REPORTING 10F-3 TRANSACTIONS ON FORM N-SAR


The following security was purchased from syndicates in which an affiliated broker dealer was a participant for the period January 1, 2007 through June 30, 2007 in accordance with Rule 10f-3 Procedures and Affiliated Underwriting Procedures of the Fund.


ISSUER:  PINNACLE ENTERTAINMENT INC.

Trade Date:  1/12/2007

Part of an issue registered under the Securities Act of 1933 that is being offered to the public, purchased at not more than the offering price, offered pursuant to a firm commitment underwriting.

3 Years operation:  Yes

Selling Broker: Bear Stearns

Shares Purchased: 50,000

Purchase Price Per Share: $32.00

% of Issue:  0.50%